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Cray Inc.
Scott J. Poteracki
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Snyder Investor Relations
John Snyder
206-262-0291
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Cray Inc. Announces First Quarter 2003 Financial Results

SEATTLE – April 30, 2003 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the first quarter ended March 31, 2003. The company reported total revenue of $44.1 million compared to $35.2 million in the same period last year.

Net income for the quarter was $1.2 million, or $.02 cents per share, compared to first quarter 2002 net income of $749,000, or $.02 cents per share.

Per share results in the first quarter 2003 included the affect of Cray’s public stock offering completed in February in which Cray received net proceeds of $49 million. Diluted weighted average shares outstanding at the end of the quarter were 72,752,000 compared to 47,812,000 in the first quarter 2002.

The company ended the first quarter with cash and marketable instruments of $61.3 million, up from $23.9 million reported on December 31, 2002.

“This was a solid start for 2003. We achieved all our shipment and acceptance goals for the new X1 system during the quarter,” said Jim Rottsolk, chairman and chief executive officer of Cray. “Revenue for one of the first quarter acceptances, nearly $6 million, was deferred pending completion of all product deliveries, which we expect to occur in the second quarter.”

“As expected, margins were lower than our typical range as we absorbed manufacturing expense and other costs related to the Cray X1 ramp-up, as well as the ongoing affect of the lower margin Red Storm contract and service contracts for some legacy Cray systems. Though Red Storm and service contracts will continue to pressure margins through the second quarter and beyond, we expect that the increasing volume of Cray X1 system shipments will improve product gross margins,” he said. “Completing all of our planned acceptances of our new Cray X1 system is an outstanding achievement for a revolutionary new technology, and a tribute to the efforts of the entire Cray team. However, we have an even more demanding shipment and acceptance schedule for the second quarter, and our ability to meet that schedule depends on availability of key components from our suppliers, timely shipments and ability to pass even more demanding acceptance tests with almost no margin for error. It is very possible that some acceptances could move into the third quarter. We remind everyone again that on a quarter-to-quarter basis our operating results may fluctuate significantly.”

First Quarter Highlights

•	In January, Cray received a $15 million order for a Cray X1 system from the Army High Performance Computing Research Center (AHPCRC). In late March, Cray received customer acceptance from the AHPCRC, the first customer acceptance for a full-production version of the Cray X1 system.

•	In February, orders totaling $62 million were received from the U.S. Government for Cray X1 equipment and related services.

•	The Department of Energy’s Oak Ridge National Laboratory placed a $30 million order for Cray X1 equipment, with shipments beginning in March and continuing through the third quarter.

•	In February, Cray completed a successful public offering with total net proceeds to the company of approximately $49 million.

In April, Cray announced that it received a $25 million, one-year credit facility from Wells Fargo Bank and had paid the remaining balance of a term loan with Foothill Capital of approximately $3.2 million.

Recently the company announced the election of Daniel C. Regis to the Board of Directors. He will serve as chairman of the Audit Committee.

Guidance

Cray reiterated 2003 revenue guidance, anticipating revenue of at least $220 million for the full year, with operating income at the higher end of the range of 5 to 10 percent of revenue. Due to component availability and initial manufacturing expense associated with the ramp-up of Cray X1 production, and ongoing effects of Red Storm and service contracts, gross margins will continue to be lower than the normal range. The company expects gross margins to improve in the second half of the year.

However, the acceptances of several important installations of Cray X1 systems are scheduled at the end of June. If customer acceptances are delayed for any reason, revenue could move into the third quarter and would negatively affect operating results in the second quarter. That said, the company has a high degree of confidence in the 2003 guidance and expects to achieve the revenue and profitability targets for the year.

Investor Conference Call

Management will discuss the results and the company’s outlook and hold a question and answer session for investors today, April 30 at 5:00 p.m. Eastern (2:00 p.m. Pacific). To participate, call (888) 211-8103 a few minutes ahead of time (no passcode required). International callers dial (706) 643-3311. If you are unable to participate, a replay will be available from 5:00 p.m. Pacific Time on April 30, 2003 for 48 hours. To access, dial (800) 642-1687, or (706) 645-9291 (international), reservation number 9719973. In addition, the replay will be available for 90 days on the company’s website at www.cray.com.

About Cray Inc.

Cray’s mission is to be the premier provider of supercomputing solutions for its customers’ most challenging scientific and engineering problems. Go to www.cray.com for more information about the company.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. Among these factors are the technical challenges of producing the Cray X1 system on a sustainable basis, successful porting of application programs to the Cray X1 system, the ability of Cray supercomputer systems to pass individual customer acceptance tests, timely availability of commercially acceptable components from third-party suppliers, risks inherent in government procurements and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Form 10- K filed with the SEC on March 28, 2003.

Cray is a registered trademark, and Cray X1 is a trademark, of Cray Inc.

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TABLES TO FOLLOW

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2002	2003
REVENUE:
Product	$15,071	$27,284
Service	20,129	16,845

Total revenue	35,200	44,129

OPERATING EXPENSES:
Cost of product revenue	4,628	17,675
Cost of service revenue	10,925	10,281
Research and development	10,551	7,475
Marketing and sales	4,857	5,521
General and administrative	2,040	1,874
Restructuring charge	1,878

Total operating expenses	34,879	42,826

Income from operations	321	1,303
OTHER INCOME (EXPENSE), NET	1,384	(53)
INTEREST INCOME (EXPENSE), NET	(571)	6

Income before income taxes	1,134	1,256
PROVISION FOR INCOME TAXES	385	59

Net income	$749	$1,197

Net income per common share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Weighted average shares outstanding:
Basic	43,615	59,780

Diluted	47,812	72,752

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2002	2003

		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,916	$38,369
Short term investments, available for sale		22,948
Accounts receivable, net of allowance of $1,098 in 2002 and 2003	31,017	39,153
Inventory, net	24,033	37,989
Prepaid expenses and other assets	5,805	8,829

Total current assets	84,771	147,288
Property and equipment, net	24,799	23,929
Service spares, net	9,279	8,232
Goodwill, net	22,680	22,680
Deferred tax asset	263	263
Other assets	3,453	2,924

TOTAL	$145,245	$205,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,173	$19,675
Accrued payroll and related expenses	15,573	12,200
Other accrued liabilities	4,396	3,241
Deferred revenue	18,406	26,169
Notes payable	215	153
Current portion of warranty reserves	3,273	2,654
Current portion of obligations under capital leases	241	243
Current portion of term loan	2,143	2,143

Total current liabilities	57,420	66,478
Warranty reserves	2,326	927
Obligations under capital leases	152	101
Term loan payable	1,786	1,250
Shareholders’ equity:
Series A Convertible Preferred Stock, par $.01 - Authorized, issued and outstanding,
3,125 shares	24,946	24,946
Common Stock, par $.01 - Authorized, 100,000 shares; issued and outstanding, 56,039
and 65,169 shares, respectively	211,255	263,092
Accumulated other comprehensive loss	(291)	(326)
Accumulated deficit	(152,349)	(151,152)

	83,561	136,560

TOTAL	$145,245	$205,316